Exhibit 10(a)(1)

Sender’s Name
Sender’s Title
Operating Company

Xerox Corporation
Date	Sender’s address

email.address@xerox.com
tel 000.000.0000
fax 000.000.0000

First Name Last Name

Title

Street Address Line 1

Street Address Line 2

City, State ZIP

Dear Addressee:

The following information summarizes the arrangements for your retirement from Xerox Corporation (the Company).

Last day of active employment:

Salary Continuance Period:

Salary Continuance Amount:

Retirement [or Separation] Date:

Notwithstanding anything else contained in this letter, if you (or your spouse or beneficiary) engages in Detrimental Activity as defined in the attached Exhibit, the consequences set forth therein shall apply. This agreement is subject to the approval of the Compensation Committee.

[For officers where payment of salary continuance goes beyond February of the year after the agreement was signed] As a result of deferred compensation tax regulations, salary continuance amounts outstanding at the end of February will be paid in a lump sum amount at that time. You will continue to be eligible for pension accrual and for health and welfare benefits during the time period you would have been receiving salary continuance per the salary continuance period noted above. Contributions for health and welfare benefits will be taken out of your lump salary continuance payment.

Summarized below are the relevant provisions of the plans and programs in which you participate that apply to your long-term incentive awards, 401(k) savings accounts, pension benefits, life insurance benefits and other benefits arrangements.

[If retirement eligible] Assuming that you will have met the age and service conditions of such plans and programs, you will be treated as a retiree for the purposes thereof effective on your Retirement Date.

Stock Awards

Stock grants (including stock options) awarded to you prior to the commencement of salary continuance shall continue to vest and/or remain exercisable per the terms of the awards and the relevant plans during your Salary Continuance Period and retirement [or separation]. [You will not be eligible for additional stock awards in 200X].

Deferred Compensation Plan [delete if not applicable]

Your deferred compensation accounts will be paid out according to the terms of your prior elections.

401(k) Savings Account

Under relevant plan provisions, you have choices available regarding the continued investment of your account balances and the time and form of distribution. As a result of IRS regulations, you will not be able to make deferrals into the 401(k) plan while on salary continuance. At the end of your salary continuance period you will have the opportunity to elect how and when the proceeds of your 401(k) will be distributed. Information on these choices will be sent to you by the Benefits Center upon [retirement or separation].

Employee Stock Ownership Plan (ESOP)

As an active employee, you can only take a distribution of ESOP in stock. At separation, your ESOP account can be taken as cash, in stock, or rolled over to the Xerox 401(k) savings plan or your IRA, or you may defer settlement with the plan.

Pension Benefits (if eligible)

[If retirement eligible and a RIGP participant] Effective on your retirement date, you will become a retiree of Xerox. As a retiree, you will receive pension benefits accrued in the Retirement Income Guarantee Plan (RIGP). Your RIGP benefits are projected to provide a lump-sum value of approximately [$X]. Please keep in mind that this is only an estimate and that the actual benefits paid will be per the terms of the plan.

[If SERP eligible] In addition to your vested RIGP benefit, you will be eligible to receive a benefit under the Unfunded Retirement Income Guarantee Plan (URIGP) and the Unfunded Supplemental Executive Retirement Plan (SERP). Your retirement income benefits under URIGP and SERP will be unreduced for commencement prior to attainment of age 65 and will be offset by your RIGP benefits. Payments will commence at the end of [Month /Year]. As a result, your first payment will equal 7 months worth of payments to include the first 6 months of your Salary Continuance Period plus your [enter 7th month of payment] payment and will reflect your survivor election. All payments will be made in monthly installments on the last day of each month. [Put this in for non-US officers: The final SERP amount you will receive will depend on any offsets that may apply as provided under SERP including but not limited to any pension, retirement or post-retirement corporate or statutory benefits that you may receive.] Your URIGP and SERP benefit is estimated to be approximately [$X] per year (based on a 50% joint and survivor annuity). Please keep in mind that this is only an estimate and does not reflect taxes owed. The actual benefits will be paid per the plan’s terms. These URIGP and SERP benefits are unfunded and not tax qualified. This means you are an unsecured general creditor of the Company with respect to these benefits.

[If URIGP but not SERP eligible] In addition to your vested RIGP benefit, depending on your age at retirement, you will be eligible to receive a benefit under the Unfunded Retirement Income Guarantee Plan (URIGP). Your retirement income benefits under URIGP will be offset by your RIGP benefits. Payments will commence at the end of [Month /Year]. As a result, your first payment will equal 7 months worth of payments to include the first 6 months of your Salary Continuance Period plus your [enter 7th month of payment] payment and will reflect your survivor election. All payments will be made in monthly installments on the last day of each month. Your URIGP benefit is estimated to be approximately [$X] per year (based on a 50% joint and survivor annuity). Please keep in mind that this is only an estimate and does not reflect taxes owed. The actual benefits will be paid per the plan’s terms. These URIGP benefits are unfunded and not tax qualified. This means you are an unsecured general creditor of the Company with respect to these benefits.

[If not retirement eligible but a RIGP participant] At separation, you will be eligible to receive vested pension benefits accrued under the Retirement Income Guarantee Plan (RIGP). A calculation of your benefit will be completed upon separation at which time you will have the opportunity to elect how and when the proceeds will be distributed.

Medical Benefits

During the Salary Continuance Period, you will receive medical coverage. Such eligibility will end on the last day of your Salary Continuance Period.

[If retirement eligible] As a retiree, you will receive medical coverage under the Xerox Retiree Flex Health Plan or a successor plan, if any. As you get closer to your retirement date, an information package will be sent to you from the Xerox Benefits Center.

Disability Benefits

Eligibility for short- and long-term disability ends at the start of salary continuance. If you are interested in conversion coverage under a Prudential group plan, call Prudential (1-888-262-6873) and ask about The Prudential Group Long-Term Disability Conversion Insurance Trust.

Bonus

You will be eligible to receive a cash bonus for [20XX] as determined by the Compensation Committee in early [20XX].

Life Insurance

[For former CLIP participants] You may continue in the Xerox Universal Life Plan (XUL). Upon retirement, your death benefit will be equal to [$X]. The Company will make contributions pursuant to the provisions of XUL until age 65 or July 2013, whichever is later.

[For other XUL participants] Upon retirement, you will receive correspondence from MetLife explaining that you have the opportunity to continue coverage approximately equal to your Xerox Universal Life Plan (XUL) coverage of [$X]. If you choose to continue coverage, MetLife will bill you directly.

Other Arrangements

You will relinquish your position as an Officer of Xerox Corporation and as a director and officer of any subsidiary company as soon as administratively feasible after your active employment ends. At the appropriate time, a representative of Xerox Corporation will contact you regarding your resignation as a Corporate Officer.

You will be paid for any accrued and unused vacation upon commencement of salary continuance. You will not accrue any further vacation during salary continuance.

Your Company financial planning assistance will be continued through the tax year in which your active employment ends.

You will also be eligible for your physical under the Executive Physical Program through the calendar in which your active employment ends.

For the Xerox sponsored employee benefit plans summarized in this letter, if there is a discrepancy between this letter and the official plan documents, the terms of the plan documents govern.

Indemnity

You will be entitled to be indemnified with respect to all periods of your service as a director or officer of the Company or any of its subsidiaries in accordance with 1) the provisions of Sections 721 through 725 of the Business Corporation Law of the State of New York and provisions of California Labor Code Section 2802 2) Section 2 of Article VIII of the by-laws of the Company as in effect on the date of commencement of salary continuance and 3) the Company directors and officers liability insurance policies with Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, Arch Specialty Insurance Company, ACE American Insurance Company, and Allied World Assurance Company, or any replacement or substitute thereof or any addition thereto.

Release

The salary continuance payments, or any other consideration provided for in this letter, shall not become effective until you execute and deliver to the Company the release in the form attached immediately prior to the scheduled commencement thereof.

Cooperation in Litigation

You will cooperate fully with the Company and its counsel in any litigation that arises out of or is related to your service with the Company or any of its subsidiaries, or in which you are named as a party. That cooperation includes making yourself available for reasonable periods of time upon reasonable notice for consultation with the Company’s counsel in any such litigation, promptly notifying the Company’s General Counsel if you are subpoenaed or requested by a third party to testify or to be interviewed in connection with any such litigation or legal preceding, and testifying in such litigation.

Heirs, Successors or Assigns

This agreement and any rights, responsibilities and obligations hereunder shall be binding upon any heirs, successors or assigns. This agreement shall not be assigned without prior written notice to and consent of the other party to this agreement.

Sincerely,

[Manager’s Name]

[    ]/cd

AGREED AND ACCEPTED

Employee Name

Date

Exhibit to Letter Agreement

Engagement in Detrimental Activity

Definition of Detrimental Activity

“Detrimental Activity” shall mean:

(1) Within two (2) years of termination of employment with the Company, employment as an employee of, or services provided as a consultant to, another firm or corporation (other than the Company or an affiliate) that is a direct competitor of the Company in any business in which the Company is presently engaged or in which the Company as of the date of the letter to which this Exhibit is attached (“Letter Agreement”) may reasonably be expected to engage in the future, or is or may become such a competitor indirectly through a partnership, joint venture or other business arrangement with, or as a supplier or consultant to, such a direct competitor (“Competitor”), or is or may become a Competitor as a sole proprietor of a business or by engaging in the establishment of a business that directly competes with the Company, unless the Company has previously advised in writing that in its reasonable judgment such other firm, business or corporation is not a Competitor (the Company will provide notice upon request as to the competitive nature of a prospective employer); or

(2) Disclosure of confidential or proprietary business information of the Company;

(3) The making of any defamatory, derogatory, disparaging or inflammatory statements about the Company, its management or its business;

(4) Violation of any rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Ethics Policy;

(5) Any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt, using proprietary information of the Company’s, to directly or indirectly solicit the trade or business of any current or prospective customer, supplier or partner of the Company;

(6) Conviction of, or entry of a guilty plea with respect to, a felony, whether or not connected with the Company; or

(7) Engagement in any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company and, therefore, to constitute an act of disloyalty towards the Company.

Nothing contained in this exhibit shall be construed to restrict the executive’s reporting obligations, if any.

Consequences of Engagement in Detrimental Activity

If the executive who is a party to the Letter Agreement or his or her spouse engages in Detrimental Activity, that in the Company’s reasonable sole discretion, such discretion exercised prior to a change in control of the Company, constitutes an act of disloyalty towards the Company either before becoming entitled to salary continuance or after commencement of salary continuance payments, if any, or after termination of employment or during retirement, as the case may be, in accordance with the Letter Agreement, the following additional consequences shall apply:

(a) Any outstanding award under the 2004 Performance Incentive Plan, the 1991 Long-term Incentive Plan (including E-LTIP and LEEP awards), the 1998 Employee Stock Option Plan, or pursuant to any bonus or retention plans or programs (“Awards”) shall be cancelled and be of no further force or effect;

(b) Any payment of salary continuance shall terminate, any amounts paid shall be rescinded in full by the Company and shall be repaid by the executive (or, if applicable, his or her spouse or beneficiary), the executive’s employment with the Company will terminate and any benefits described in the Letter Agreement, or otherwise, that are dependent upon continued employment, including, without limitation, continued vesting of benefits and determination of years of service, will also terminate, and any exercise, payment or delivery of an Award within six months prior to such Detrimental Activity may be rescinded at the sole discretion of the Company. In the event of any such rescission, the executive (or, if applicable, his or her spouse or beneficiary) shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company; and

(c) Any unfunded retirement benefits including, without limitation, under the Unfunded Retirement Income Guarantee Plan and the Unfunded Supplemental Executive Retirement Plan, shall be forfeited.

If a beneficiary other than the executive’s spouse engages in Detrimental Activity, the consequences set forth herein shall apply with respect to such beneficiary.

Name:
Employee #:
SSN:

GENERAL RELEASE

1.	In consideration of Xerox Corporation’s (“Xerox”) agreement to provide me with weeks of salary continuance, if any, and other valuable consideration, [add language here that describes the any other consideration provided in addition to salary continuance in exchange for the release after “and other valuable consideration”, as follows: “including but not limited to [describe the consideration provided here”] as set forth in the letter agreement dated [provide date here] I, , release Xerox from all the claims described in this Release. For purposes of this Release, “Xerox” includes its employees, directors, officers, agents, stockholders, subsidiaries, affiliates, successors, assigns, and the Xerox employee benefit plans in which I either am now or have been a participant, and the trustees, administrators, successors, agents and assigns of those plans.

2.	I release Xerox from any and all claims, even if I don’t know about the claim at this time, based on anything that has occurred prior to the date I sign this Release. For example, I release Xerox from any claims based on all laws, such as the following (all laws as currently amended):

Age Discrimination and Employment Act of 1967 (ADEA)

Older Workers’ Benefits Protection Act of 1990 (OWBPA)

Title VII of the Civil Rights Act of 1964

Civil Rights Acts of 1866, 1870, 1871 and 1991

Americans with Disabilities Act of 1990

Rehabilitation Act of 1973

Family and Medical Leave Act of 1993

Equal Pay Act of 1963

Fair Labor Standards Act of 1938

Employee Retirement Income Security Act of 1974

Worker Adjustment and Retraining Notification Act of 1989

Uniformed Services Reemployment Rights Act of 1994

Vietnam Era Veteran’s Readjustment Assistance Act of 1974

I also release Xerox from claims based on the laws of the state(s) where I am employed and reside, such as state fair employment practice laws or any other law, whether federal, state or local, concerning employment. I release Xerox from claims based on discrimination in employment such as claims arising out of the offer of employment to me by Xerox, the hiring of me by Xerox, any employment contract between Xerox and me, any promises made by Xerox regarding future employment, or based on the termination of my employment. Finally, I also release Xerox from claims under state contract or tort law, and from all claims for punitive or compensatory damages, costs or attorney’s fees.

3.	I acknowledge and agree that the consideration set forth in this Release is in addition to anything of value to which I am entitled by law or Xerox policy.

4.	I understand and agree that this Release and Xerox’s agreement to provide consideration to me should not be construed, in any way, as an admission by Xerox of any wrongdoing or liability to me.

5.	I understand that nothing set forth in this Release limits my right to file, or prevents me from filing, a charge or complaint with the EEOC or any comparable state agency, nor does anything in this Release limit my right to participate in an investigation or proceeding conducted by the EEOC or any comparable state agency.

6.	I understand that nothing in this Release limits my right to challenge this Release as not being knowing and voluntary under the ADEA or the OWBPA if I feel this Release does not comply with the requirements of those statutes.

7.	Except as provided in paragraphs 5 and 6 above, however, I agree that I will not file or pursue any charge or claim with any governmental agency or any court against Xerox based on anything that occurred before I signed this Release. If I do not comply with my obligations under this paragraph, I shall repay to Xerox upon demand all of the monies paid to me by Xerox as salary continuance in consideration for this Release, and I agree to pay all of Xerox’s costs and expenses in defending the claim or action, including Xerox’s reasonable attorney’s fees.

8.	I understand and acknowledge that Xerox policy provides that for a period of one year after the termination of my employment with Xerox, I am not eligible for rehire as an employee, or for retention as a contract worker or consultant.

9.	Xerox advises me as follows:

•	TO CONSULT WITH AN ATTORNEY OF MY CHOOSING TO COUNSEL ME AS TO MY RIGHTS BEFORE I SIGN THIS RELEASE;

•	TO TAKE SUFFICIENT TIME TO DECIDE WHETHER TO SIGN THIS RELEASE. I HAVE 21 DAYS FROM THE DATE THIS RELEASE IS PROVIDED TO ME TO CONSIDER IT BEFORE I SIGN AND RETURN IT TO XEROX;

•	THAT EVEN AFTER I SIGN AND RETURN THIS RELEASE TO XEROX, I WILL HAVE 7 DAYS THEREAFTER TO CHANGE MY MIND AND REVOKE MY RELEASE BY ASKING XEROX FOR ITS RETURN.

10.	I understand and agree that this Release waives all claims I may have at the time I sign it, including claims I do not then know about or suspect. I further understand and acknowledge that California Civil Code, Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” I waive any rights I may have under that Code section, if applicable, or any other similar state or federal statute or common law principle of similar effect.

11.	I understand that in signing this release, I thereby waive all claims of my successors, beneficiaries, heirs and assigns.

Date this document provided to employee:
Date signed and returned to Xerox:
By:
Employee signature